Exhibit 5.1
REEDER & SIMPSON P.C.
Attorneys-at-Law

RRE Commercial Center P.O. Box 601 Majuro, MH 96960, Marshall Islands	Raymond E. Simpson 53-55 Akti Miaouli, 6th floor 185 36 Piraeus, Greece

Telephone:	+692 625 3602	Telephone:	+30 210 429 3323
Fax:	+692 625 3603	Fax:	+30 210 941 4790
E-mail:	dreeder@ntamar.net	E-mail:	simpson@otenet.gr
		Mobile phone:	+30 6945 465 173
January 28, 2009
Navios Maritime Partners L.P.
Attention: Angeliki Frangou
85 Akti Miaouli Street
Piraeus, Greece 185 38
Re:	Navios Maritime Partners L.P. Registration Statement on Form F-3
Ladies and Gentlemen:
     We have acted as Marshall Islands counsel to Navios Maritime Partners L.P., a Marshall Islands limited partnership (the “Partnership”), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form F-3 (the “Registration Statement”), pursuant to which the Partnership is registering under the Securities Act of 1933, as amended (the “Securities Act”), the following:
     (i) common units, representing limited partnership interests (“Common Units”); and
     (ii) debt securities (“Debt Securities”);with the offer and sale by the Partnership;
some or all of which may be issued, in any combination of the above, separately or as units, from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, at an aggregate public offering price not to exceed $500,000,000. The Common Units and the Debt Securities are collectively referred to herein as the “Offered Securities.” None of the Offered Securities will be offered for sale in the Republic of the Marshall Islands.
     The Debt Securities may be issued pursuant to an Indenture between the Partnership and a trustee to be named in such Indenture (the “Indentures”).
     In connection with this opinion, we have examined such documents as may be required to issue this opinion including the Partnership’s operational documentation and certain resolutions adopted by the Partnership’s Board of Directors (the “Board of Directors”) relating to the registration of the Offered Securities and such other documents or records of the proceedings of the Partnership as we have deemed relevant, and the Registration Statement and the exhibits thereto.
     In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies and the authenticity of the originals of such copies.
Based upon the foregoing, we are of the opinion:
     1. With respect to the Common Units, including those duly issued upon due conversion or exchange of any Debt Securities, when (i) specifically authorized for issuance by the Partnership’s Board of Directors or an authorized committee thereof (the “Common Units Authorizing Resolutions”), (ii) the Registration Statement has become effective under the Securities Act, (iii) the terms of the sale of the Common Units have been duly established in conformity with the Partnership’s First Amended and Restated Agreement of Limited Partnership of the Partnership (the “Partnership Agreement”) and do not violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Partnership and comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Partnership, (iv) the Common Units have been issued and sold as contemplated by the Registration Statement, and (v) the Partnership has received the consideration provided for in the Common Units Authorizing Resolutions, the Common Units will be validly issued, fully paid and non-assessable.
     2. With respect to the Debt Securities, when (i) specifically authorized for issuance by the Partnership’s Board of Directors or an authorized committee thereof (the “Debt Securities Authorizing Resolutions”), (ii) the Registration Statement has become effective under the Securities Act, (iii) the terms of the Debt Securities and of their issue and sale have been duly established in conformity with the applicable Indenture and do not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Partnership and comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Partnership, (iv) such Debt Securities have been duly executed and authenticated in accordance with the applicable Indenture and issued and sold as contemplated in the Registration Statement, and (v) the Partnership has received the consideration provided for in the Debt Securities Authorizing Resolutions, such Debt Securities will constitute valid and legally binding obligations of the Partnership, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
     Our opinion is limited to the Limited Partnership laws of the Republic of the Marshall Islands, and we express no opinion with respect to the laws of any other jurisdiction. To the extent that any applicable document is stated to be governed by the laws of another jurisdiction, we have assumed for purposes of this opinion that the laws of such jurisdiction are identical to the laws of the Republic of the Marshall Islands.
     We have relied as to certain matters on information obtained from public officials, officers of the Partnership, and other sources believed by us to be responsible and we have assumed that the Indentures will be duly authorized, executed, and delivered by the respective trustees thereunder, an assumption which we have not independently verified.
     It is understood that this opinion is to be used only in connection with the offer and sale of Common Units and Debt Securities while the Registration Statement is in effect.

     Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.
     We understand that you wish to file this opinion as an exhibit to the Registration Statement, and we hereby consent thereto.
Very truly yours,
/s/ Reeder & Simpson, P.C.